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                                                                      Exhibit 10


         THIS AGREEMENT dated as of June 27, 2000 by and between UST Inc., a Delaware corporation with its principal executive offices at 100 West Putnam Avenue, Greenwich, Connecticut 06830 (the "Company"), and Robert E. Barrett, residing at 8 Hickory Drive, Stamford, CT 06902 (the "Employee").


                              W I T N E S S E T H :


         WHEREAS, the parties being mindful of Employee's past service to the Company desire to establish a mutually beneficial future relationship;

         NOW, THEREFORE, IT IS AGREED between the parties as follows:

A. If, and to the extent that, Employee has been employed pursuant to an employment and/or severance agreement, express or implied, such agreement is hereby terminated and superseded by the terms and conditions of this Agreement.

B. The Company hereby agrees to continue the employment of Employee until the earlier of (i) January 1, 2001, or (ii) Employee's death (the "Employment Period"), and Employee hereby accepts such employment, upon the following terms and conditions:

         1. Immediately upon execution of this Agreement, Employee shall sign a letter, in the form attached as Exhibit A, acknowledging his resignation from his designation pursuant to Section III (1) (2) of the Smokeless Tobacco Master Settlement Agreement. Employee's salary shall be paid at the rate of no less than $400,000 per year during the Employment Period. This salary shall be payable in accordance with Company's then prevailing pay practices and shall be the basis for his continued participation in all Company's benefit plans in which an officer is presently entitled to participate, or in which other employees of the same or similar level of responsibility may become entitled to participate, provided such benefits continue to be made available to such other employees. If there is an Incentive
         Compensation distribution generally for calendar year 2000, Employee shall be eligible for consideration for Incentive Compensation for the calendar year 2000 payable in February 2001 but for no period thereafter. If Employee elects to retire after the Employment Period, all issued but unexercised UST stock options shall then vest. Employee shall be eligible to receive outplacement services; said services not to exceed $50,000. On January 1, 2001, Employee may elect to retire under UST Inc.'s Officers' Supplemental Retirement Plan ("the SOP")
         with the benefits calculated as of the end of the Employment Period. If Employee elects to retire after the Employment Period,
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         Employee shall also receive life insurance pursuant to Company practice and retiree medical coverage pursuant to the terms and conditions of the SOP. At the end of the Employment Period, Employee shall sign a letter of resignation, in the form attached as Exhibit B, acknowledging his resignation as an officer or director of the Company or any of its subsidiaries or affiliates.

         2. Employee shall perform during the Employment period such duties of an executive nature as may be designated from time to time by the Chief Executive Officer of the Company or his designee. Employee agrees to cooperate with Company in the reassignment of certain business activities.

         3. During the Employment Period, Employee shall devote such time, attention and energy to the business of the Company as the demands of the duties assigned to him shall reasonably require. From the date of this Agreement through January 1, 2001, Employee shall not, without the written consent of Company, engage in any other competitive business activity including, but not limited to, a business involved in the manufacture or distribution of smokeless tobacco whether or not the same is pursued for gain, profit or other pecuniary advantage. The foregoing shall not, however, be construed as preventing Employee from making investments in any other business, provided, however, that such investments do not require his services in the operation of the affairs of the businesses in which such investments are made. If Employee accepts full-time employment during the Employment Period, his salary continuance, his entitlement to the Company's benefit plans set forth in paragraph B1 and his entitlement to SOP shall then cease.

         4. At all times hereafter, Company agrees that it shall not orally, in writing or through any course of conduct, directly or indirectly, disparage, or assist others in disparaging, Employee. At all times hereafter, Employee agrees that he shall not orally, in writing or through any course of conduct, directly or indirectly, disparage, or assist others in disparaging, the Company, including any of its parents, subsidiaries and affiliates, or any of their current or former employees, officers, directors or agents. For these purposes, disparagement shall include any activity which can be reasonably anticipated to be detrimental to the reputation of Employee and the Company or any of the other entities or persons referred to in the prior sentence or disruptive of the business activities of the Company or any of such entities or persons.

         5. At all times hereafter, Employee will maintain the confidentiality of all information relating to the business, customers, trade practices, litigation, trade secrets and know-how of the Company, its subsidiaries and affiliates, and Employee will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, without the Company's prior written consent. At the request of the Company, Employee will return to the Company all documents, reports, files, memoranda, records and software, cardkey passes, door and file keys, computer access codes


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         or disks and instructional manuals, and other physical, personal and intellectual property which he received or prepared or helped prepare in connection with his employment with the Company, its subsidiaries and affiliates, and Employee will not retain any copies, duplicates, reproductions or excerpts thereof. Employee agrees to take all necessary actions to vest such property rights in the Company.

         Employee acknowledges and agrees that the Employee Secrecy Agreement between UST Inc. and Employee, a true and complete copy of which is attached hereto as Exhibit C, is in full force and effect, is hereby incorporated as a part of this Agreement and will remain in full force and effect on and after the execution of this Agreement, and will survive the expiration of this Agreement. Employee warrants and represents that he has not disclosed or disseminated Proprietary Information, as defined in Exhibit C, to third parties.

         In view of the nature of Employee's employment and the nature of the confidential information of the Company to which he has had access during the course of his employment, Employee agrees that any violation, or threatened violation, of Paragraphs B3, 4 or 5 of this Agreement would cause irreparable damage to Company, that the Company has no adequate remedy at law and, therefore, in the event of such a violation or threatened violation the Company will be entitled to injunctive relief (temporary, preliminary and permanent), prohibiting Employee from any such violation or threatened violation. The remedies provided for herein shall be available to the Company should Employee violate any of the terms and conditions of the Agreement set forth in Exhibit C.

         6. The Company acknowledges and agrees that Employee shall continue to be indemnified with respect to any action, suit or proceeding as to which he is made a party or is threatened to be made a party, by reason of the fact that he was a director, officer, employee or agent of the Company, or any of its subsidiaries or affiliates, in accordance with and as more fully set forth in Article VIII of the Company's By-Laws.

         7. Employee's employment pursuant to this Agreement may not be terminated by the Company except in the event that Employee defaults in or breaches any of the covenants, representations or obligations assumed by him in Paragraphs A, B, and/or C hereof, in which event all compensation payable hereunder to Employee or his estate by the Company shall forthwith cease. Such remedy shall not be the Company's exclusive remedy and Employee understands and acknowledges that the Company may take further action including seeking monetary damages and/or injunctive relief to enforce the provisions of this Agreement.


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         8. No later than July 31, 2000, Employee (or in the event of his death, within three (3) months after his estate shall have been offered for probate, his estate,) shall:

                  (a) Promptly repay the Company any sums due to the Company from him by reason of advances to him, Company expenditures for his personal benefit, credit card charges for personal items or otherwise, which have not yet been repaid.

                  (b) Except for loans made pursuant to UST Inc.'s Stock Option Plan, repay any loans, advances, or other extensions of credit, from any source whatsoever, which then are subject to a guarantee of repayment by the Company.

         9. No later than July 19, 2000, Employee or, in the event of his prior death, his estate shall return forthwith to the Company all credit cards issued to Employee by or through the Company.

         10. Employee's employment shall be deemed to have terminated effective upon the expiration of the Employment Period for purposes of determining service credit for eligibility, vesting or accrual of benefits under any Company benefit plans ("Benefit Plans") then in effect. He may thereafter retire under any such Benefit Plan as to which he has met the necessary eligibility and service requirements. Nothing herein, however, shall be deemed to create any rights to retirement benefits beyond those rights which had vested on or prior to the expiration of the Employment Period. Upon his retirement, Employee's benefits under all Benefit Plans will be determined in accordance with the terms of the Benefit Plans applicable to retiring officers of the Company then in effect.

         11. Upon the expiration of the Employment Period, the Company shall, transfer ownership of the Company's automobile currently assigned to Employee to Employee. Company shall pay Employee and add to Employee's 2000 form W-2 an amount of income which will enable Employee to pay federal and state income taxes on said automobile transfer. Employee shall be responsible for any sales taxes arising from this transaction.

         12. Pursuant to a Letter Agreement dated November 3, 1997, attached as Exhibit D and on file with the Company, the Company shall as of the expiration of the Employment Period, have the option of:

                  (a) removing the Security System which it had installed in Employee's home;

                  (b) requiring Employee to pay the Company $100 in lieu thereof.


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                  In case of the latter, Employee acknowledges that the Company shall have no further responsibility therefore and he shall thereafter be responsible for assuming all maintenance fees in connection with the Security System.

         13. (a) In the event that Employees' perquisites exceed $50,000.00 during the calendar year 2000, Employee agrees to promptly reimburse the Company for all amounts in excess of $50,000.00 upon request; provided, however that, the value of the Company's equity in the Company automobile to be transferred to Employee shall be excluded from the calculation of the perquisite cap.

                  (b) For purposes of this paragraph, perquisites shall consist of: (i) the personal use of the lease value of the Company automobile referenced in paragraph 11 herein; (ii) tax and financial planning;
         (iii) fees incurred in connection with the maintenance of Employee's home security system; and (iv) dues and membership fees to the extent reimbursable pursuant to Company policy.

         14. In consideration for the above, Employee hereby irrevocably and unconditionally releases the Company, its owners, stockholders, officers, directors, employees, representatives, and agents, and each of their respective successors and assigns (collectively, the "Releasees"), from any and all manner of actions, causes of action and claims, which he ever had, now has, or may have as of the date of this Agreement or which his heirs, next of kin, distributees, executors, or administrators hereafter may have by reason of any matter whatsoever, other than (a) claims of a breach of this Agreement; (b) claims for benefits which have accrued and vested to Employee's account in accordance with the terms of the Company's Employees' Savings Plan or SOP; or (c) claims relating to the exercise of options which have heretofore been granted to and are currently exercisable by Employee pursuant to the terms of the Company's stock option plan. This release includes, but is not limited to, any claims relating in any way to Employee's employment relationship with the Company, or the termination thereof, including, but not limited to, claims which could arise under any contract of employment, express or implied, or under any statute, including but not limited to the federal Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1964, as amended, and the Connecticut Law against Discrimination, or any other federal, state or local law, or any common law now or hereafter recognized.

         15. Employee represents that he has not filed against the Company or the Company's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions or subsidiaries (collectively, its "Related Persons"), any complaints, charges or lawsuits with any governmental agency or any court arising out of Employee's employment by the Company or any other matter arising on or prior to the date hereof.


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         Employee covenants and agrees that he will not seek recovery in any court or before any governmental agency or self-regulatory body against the Company or any of its Related Persons arising out of any of the matters set forth in this paragraph; provided, however, that this shall not limit Employee from commencing a proceeding for the sole purpose of enforcing his rights under this Agreement.

         16. Employee acknowledges that he has carefully read and fully understands the terms of this Agreement, and that his acceptance of this Agreement releases the Releasees from any and all claims arising out of his employment relationship with the Company, or the termination thereof. Employee acknowledges that he fully understands that the offer of salary and benefits continuation contained herein (the "Offer") does not constitute an admission by the Company of (a) any wrong doing, (b) any liability to Employee or (c) any rights of Employee to the salary or benefits constituting the Offer.

         17. Employee acknowledges that the Company has advised him by this writing to consult with an attorney of his own choosing prior to executing this Agreement and has given him at least twenty-one (21) days to consider the Agreement. Having done so, Employee is knowingly and voluntarily entering into this Agreement including, but not limited to, the releases and waivers set forth above, in exchange for the payments to be made and benefits to be provided to Employee by the Company pursuant to this Agreement. If this Agreement has not been executed by Employee prior to July 19, 2000, it shall be deemed revoked by the Company.

         18. Employee understands that the Agreement shall not become effective for a period of seven (7) days following the day he signs it, and that he may revoke the Agreement at any time before the seven-day period expires.

         19. Employee understands that, as of June 27, 2000, all Company provided programs, including, but not limited to, the Employees' Activities Club, UST Inc.'s Sons and Daughters Scholarship Fund, Educational Assistance, Charitable Gift Program for Matching Contributions, Adoption Assistance Program, Financial Planning Program, Pre-Retirement Planning Program, Service Recognition Award Program and Company Store Spending Allowance, shall terminate.

         20. No representative of the Company has made any representations or promises to Employee concerning the terms and effects of this Agreement other than those contained in this Agreement and, in executing this Agreement, Employee does not rely and has not relied upon any representations or statements not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise. If Employee shall die prior to receipt of any payments due from the Company for the Employment Period, all remaining payments shall be payable to his estate.


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         21. This Agreement, including Exhibits, constitutes the entire agreement of the parties with respect to its subject matter and may not be modified or amended except by a writing signed by both parties. This Agreement supersedes all prior agreements and understandings concerning its subject matter, including, but not limited to, Employee's employment with the Company. Upon the execution of this Agreement, Employee's Change In Control Severance Agreement, dated January 1, 1991, shall terminate. Company does not anticipate a change of control during the Employment Period.

         22. This Agreement shall be construed in accordance with the laws of the State of Connecticut. Employee hereby consents, on a non-exclusive basis, to the jurisdiction of the courts of the State of Connecticut and the Federal Courts located within the State of Connecticut in any action or proceeding arising out of or related to this Agreement and the Agreement set forth in Exhibit C attached hereto.

         23. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for good reason following a change in control of the Company.

C. Employee and Company acknowledge that effective January 1, 2001, he will be eligible for participation in the UST Inc. Officers' Supplemental Retirement Plan, as amended as of March 24, 1999 ("SOP"), under which he will accrue a specified supplemental retirement benefit. Employee does hereby acknowledge that he can lose the portion of his accrued SOP benefit that accrued on or after March 24, 1999 (the "Forfeitable Accrued Benefit"), even after he has retired from the Company.

         Employee acknowledges and understands that he will lose his Forfeitable Accrued Benefit after his retirement from the Company only if he had conducted himself while a Company Employee in a way that would have given the Company "Cause" to terminate his employment if it had known about his conduct or if he later conducts himself in a way that would give the Company "Cause" to terminate his employment if he were still a Company employee. For this purpose, Cause means:


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                  Violation of the Employee Secrecy Agreement or any other
                  agreement restricting an employee's right to compete against the Company, at a time when such agreement is still in effect; or

                  Intentional misconduct that materially injures the Company, financially or otherwise.

         Employee acknowledges and understands that the loss of his Forfeitable Accrued Benefit is governed by the applicable terms of the SOP, which can be summarized as follows:

         1. If the Company discovers after Employee retires from the Company that, while he was an employee of the Company, he conducted himself in a way that would have allowed the Company to terminate his employment for Cause had the Company known of his conduct, then

                  (a) Employee will forfeit any portion of his Forfeitable Accrued Benefit that has not already been distributed to him at the time the Company discovers his misconduct; and

                  (b) If Employee has already received distribution of any part of his Forfeitable Accrued Benefit at the time the Company discovers his act of Cause, Employee must repay to the Company the amount he received.

         2. If, after Employee retires from Company, Employee commits an act of Cause, and the Company discovers this misconduct, Employee will lose his Forfeitable Accrued Benefit, as described in Paragraph C1(A) and
         (B), above.

         3. In all cases, if Employee dies before the Company discovers his past misconduct, Employee's beneficiaries or estate will be subject to the forfeiture and repayment provisions described above.

         4. The Company may deduct any amounts that Employee (or, if applicable, his beneficiaries or estate) owes the Company in connection with the Forfeitable Accrued Benefit from amounts that the Company owes to Employee (or, if applicable, his beneficiaries or estate).

         Employee acknowledges and understands that the plan document for the SOP sets forth the forfeiture and repayment provisions described above and that the foregoing merely summarizes such provisions. Employee also acknowledges


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         and understands that, if the terms contained herein differ in any way from the terms of the SOP, the terms of the SOP will be followed.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first above written.

                                    UST INC.

                                    By:    /s/ RICHARD VERHEIJ
                                           ----------------------------------
                                    Title: EXECUTIVE VICE PRESIDENT
                                           AND GENERAL COUNSEL
                                           Dated:   JULY 11, 2000
                                                    Greenwich, Connecticut




AGREED AND ACCEPTED THIS
12TH day of JULY, 2000.

/s/ ROBERT E. BARRETT
------------------------------
ROBERT E. BARRETT


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                                   EXHIBIT "A"




July 12, 2000




Mr. Richard H. Verheij
General Counsel
UST Inc.
100 West Putnam Avenue
Greenwich, CT 06830

RE:      RESIGNATION OF DESIGNATION PURSUANT TO
         SECTION III(1)(2) OF THE SMOKELESS
         TOBACCO MASTER SETTLEMENT AGREEMENT

Dear Richard:

Effective immediately, I hereby resign my designation pursuant to Section III(1)(2) of the Smokeless Tobacco Master Settlement Agreement and all responsibilities relating to said designation.

Sincerely yours,


/s/ ROBERT E. BARRETT
-----------------------------------
Robert E. Barrett


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